ECONOMIC PARTICIPATION AGREEMENT

     This Economic Participation Agreement (the "Agreement") dated December 30, 1999 is made by and between U.S. Wireless Data, Inc., a Colorado corporation (the "Company") and ComVest Capital Management LLC ("ComVest").

                              W I T N E S S E T H:

     WHEREAS, ComVest is concurrently herewith making available to the Company a secured loan (the "Loan") in an amount up to $1.0 million, which amount will be funded $195,000 on the date hereof and the balance may be borrowed upon the satisfaction or waiver of certain conditions; and

     WHEREAS, as an inducement for ComVest to make the Loan the Company has agreed to issue warrants (the "Warrant") to ComVest to purchase 13,636,363 shares; and

     WHEREAS, the Company does not have sufficient authorized shares of Common Stock as would be required to be reserved under the Warrant to enable the Warrant to be exercised in full; and

     WHEREAS, the Company's Board of Directors will approve as soon as possible an amendment (the "Amendment") to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock so that the Company, among other things, will be able to reserve all shares that may be exercisable under the Warrants and the Company has agreed to use its best efforts to obtain shareholder approval of the Amendment; and

     WHEREAS, the Company is entering into this Agreement to grant ComVest the economic equivalent of ownership of those shares of Common Stock as to which the Warrant is not then exercisable; and

     WHEREAS, once the Company has obtained the requisite shareholder approval for the Amendment and has amended its Certificate of Incorporation thereby, this Agreement shall be cancelled in consideration of the Company reserving for issuance under the Warrant sufficient shares of Common Stock such that the Warrant may be exercised in full.

     NOW, THEREFORE, for and in consideration of ten dollars and other good and valuable consideration, including the premises, promises, covenants and agreements made herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

          1. Economic Participation. Upon any sale, liquidation, dividend (other than mandatory dividends payable under the Company's Series B Preferred Stock as in effect as the date hereof), distribution, merger, consolidation, restructuring, reorganization or other similar transaction involving the Company, or upon a sale, lease, license or transfer of all or at least a majority of the assets of the Company, or if any person or group (as defined in Section 13 of the Securities Exchange Act of 1934, as amended), acquires or receives any shares of Common Stock so that after such acquisition or receipt such person or group owns at least a majority of the outstanding shares of Common Stock in each case in one or a series of transactions, the Company will pay (in cash or at ComVest's option if applicable in the form of consideration received by such common shareholder) to ComVest an amount equal to the product of (A) the amount paid or received by a common shareholder of the Company in respect of each share held in connection with the transaction triggering the payment to ComVest and (B) the Adjusted Shares. For purposes of this Agreement, "Adjusted Shares" shall mean 13,636,363 shares of Common Stock which amount



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     shall be  decreased by (i) the  aggregate  number of shares of Common Stock hereafter reserved for issuance by the Company under the Warrant (adjusted for any adjustments in the number of shares subject to the Warrant) and
     (ii) 6,818,182 shares (which number shall be reduced by 1 for each two shares of Common Stock hereafter reserved for issuance under the Warrant and further proportionately adjusted to take into effect any changes to the shares of Common Stock subject to the Warrant) in the event of a Forfeiture Event as defined in the Warrant.

          2. Termination of This Agreement. At such time as the number of shares of Common Stock that are reserved for issuance upon exercise of the Warrant are sufficient to allow the Warrant to be exercised in full (with all adjustments as may be made pursuant to the terms of the Warrant), this Agreement shall automatically terminate, unless ComVest shall have already exercised its right to liquidated damages pursuant to Section 3 hereof, in which event the termination of this Agreement shall be governed by Section 3.

          3. Liquidated Damages. If this Agreement should not have been automatically terminated as contemplated by Section 2 hereof within 120 days of the date of this Agreement, then the Company shall pay to ComVest on such 120th day a nonconversion fee of $500,000 and, in addition, until such time as this Agreement is terminated as provided in such section, ComVest may elect to receive in cash in consideration of canceling this Agreement the greater of (A) $2.0 million or (B) the product of (1) the Adjusted Shares and (2) the remainder of (x) the closing asking price of the Common Stock on the last trading date prior to the exercise by ComVest of its liquidation right and (y) $0.01. ComVest may exercise its right to receive a liquidated damage payment by delivering a written notice to the Company by facsimile transmission, by hand, by overnight courier or by U.S. mail and such notice will be deemed received by the Company on the date sent by ComVest unless the Company can thereafter prove no delivery thereafter actually occurred.

          4. Complete Agreement. This Agreement constitutes the complete understanding among the parties with respect to its subject matter and prior agreements and understandings among any of the parties hereto are hereby superseded and terminated and shall have no further force or effect.

          5. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          6. Successors and Assigns. All of the terms of this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the parties hereto except that the Company may not assign any of its obligations hereunder.

          7. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of New York, without giving effect to the provisions, policies or principles thereof respecting conflict or choice of laws.

          8. Modification; Amendment. Except as otherwise provided herein, neither this Agreement nor any provision hereof can be modified, amended, changed, discharged or terminated except by an instrument in writing signed by the parties hereto.

          9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same agreement.



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          10.  Severability.  If at any  time  subsequent  to the  date  of this
     Agreement, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force or effect but the illegality or enforceable of such provision shall have no effect upon or impair the enforceability of any other provision.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                            U.S. WIRELESS DATA, INC.


                                            By:
                                                --------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------

                                            COMVEST CAPITAL MANAGEMENT LLC

                                            By:
                                                --------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------
















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